Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated December 6, 2017 is made by and among Cardtronics plc., an English public limited company (together with any successor thereof, the “Company”), Cardtronics USA, Inc., a Delaware corporation (“Opco”), and Mr. Edward H. West (“Executive”).

WITNESSETH:

WHEREAS, Opco, Cardtronics, Inc., and Executive entered into an employment agreement on December 17, 2015 (the “December 2015 Agreement”).

WHEREAS, the Company, Cardtronics, Inc. and Opco desire to restate the terms on which Executive is employed with effect on and from the Effective Date (as defined below), on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the sufficiency of which is hereby acknowledged by the parties, the Company, Opco and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1                             “Affiliate” shall mean any other Person which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular Person.

1.2                             “Average Annual Bonus” shall mean the average Annual Bonus paid for the two calendar years preceding the Date of Termination; provided, however, if the Date of the Termination is prior to the date on which the Annual Bonus is paid for the calendar year ending December 31, 2018, then “Average Annual Bonus” shall mean the higher of (a) the Annual Bonus paid for the calendar year ending December 31, 2017 or (b) 100% of Executive’s then-current Base Salary.

1.3                             “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended from time to time (“Exchange Act”).

1.4                             “Board” shall mean the Board of Directors of the Company.

1.5                             “Cause” shall mean a reasonable and good faith determination by the Board that Executive (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its Affiliates, (b) has refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its Affiliates, (c) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates, (d) has willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, (e) has disclosed without specific authorization from the Company or any of its Affiliates confidential information of the Company or any of its Affiliates that is materially injurious to any such Entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its Affiliates, or (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction); provided that any assertion by the Company of a termination of employment for “Cause” shall not be effective unless the Company has provided written Notice of Breach to Executive of such condition allegedly constituting Cause in accordance with Section 10.1 within 45 days of the Company’s actual knowledge of the existence of the condition; provided, further, if the condition allegedly constituting Cause stems from the actions that constitute Cause under Section 1.5(c), Executive shall be provided a reasonable opportunity to cure such condition, and the termination of Executive’s employment for Cause hereunder shall only be effective 30 days following the lapse, without cure, of the 30-day period described in the preceding clause, and if cured, any such Notice of Breach stemming from such condition shall be deemed void.

1.6                             “Change of Control” shall mean and shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:

(a)                                 a merger of, or other business combination by, the Company with or involving another entity; a reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving the Company; or the sale of all or substantially all of the assets of the Company to another entity if, in any such case (any of which, a “Reorganization”), (i) the holders of equity securities of the Company immediately prior to such Reorganization do not beneficially own, directly or indirectly, immediately after such Reorganization equity securities of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Company resulting from or surviving any such Reorganization entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Company resulting from or surviving any such Reorganization in substantially the same proportion that they owned the equity securities of the Company immediately prior to such Reorganization, as the case may be, or (ii) the persons who were members of the Board immediately prior to such Reorganization shall not constitute at least a majority of the board of directors of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Company resulting from or surviving any such Reorganization immediately after such Reorganization, as the case may be;

(b)                                 the dissolution or liquidation of the Company, other than a liquidation or dissolution into any entity in which the holders of equity securities of the Company immediately prior to such liquidation or dissolution beneficially own, directly or indirectly, immediately after such liquidation or dissolution equity securities of the entity into which the Company was liquidated or dissolved entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of such entity, in substantially the same proportion that they owned the equity securities of the Company immediately prior to such liquidation or dissolution;

(c)                                  when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan sponsored by the Company (or any related trust thereto), acquires or gains ownership or control (including, without limitation, power to vote) more than 30% of the combined voting power of the outstanding equity securities of the Company, other than any entity in which the holders of equity securities of the Company immediately prior to such acquisition beneficially own, directly or indirectly, immediately after such acquisition equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the acquiring entity, in substantially the same proportion that they owned the equity securities of the Company immediately prior to such acquisition or any employee benefit plan sponsored by any such entity (or any related trust thereto); or

(d)                                 as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, subsequent to the consummation of a Reorganization, liquidation, dissolution, acquisition or consolidation that does not constitute a Change of Control under Sections 1.6(a), (b) or (c), as the case may be (any of which, a “Corporate Transaction”), the term “Company” shall refer to the resulting or surviving parent entity, the acquiring entity, transferee entity, the entity into which the Company is liquidated or dissolved into or any new direct or indirect parent entity of the Company resulting from any such transaction or event, as the case may be and as appropriate to preserve and give effect to the intent hereof, and the term “Board” shall refer to the board of directors (or comparable governing body) of such parent entity.

1.7                              “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8                              “Company’s Assets” shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.

1.9                              “Date of Termination” shall mean (a) if the Executive’s employment is terminated other than by reason of death or upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, the date of receipt of the Notice of Termination or any later date specified therein (or, in the event the Executive has a Separation From Service (defined below) without the delivery of a Notice of Termination, then the date of such Separation From Service); and (b) if the Executive’s employment is terminated by reason of death or disability, the Date of Termination shall be the date of death or the disability, as the case may be.

1.10                       “Entity” shall mean any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

1.11                       “Effective Date” shall mean January 1, 2018.

1.12                       “Good Reason” shall mean the occurrence of any of the following events:

(a)                                a diminution in Executive’s Base Salary or a material diminution in Executive’s Annual Bonus opportunity or a material diminution in Executive’s Annual LTIP opportunity;

(b)                                a material diminution in Executive’s authority, duties, or responsibilities as Chief Executive Officer of the Company, including, without limitation, Executive’s ceasing to be the Chief Executive Officer of a publicly traded company, the senior most executive officer of Opco or the principal domestic operating company of such publicly traded company or the removal from the Executive of the ultimate oversight of the key functional and operational roles in the Company or its Subsidiaries or a change in the Executive’s reporting responsibilities as set forth in Section 2.2;

(c)                                 the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from its then current location;

(d)                                a material breach by the Company or Opco of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(e)                                 any failure by the Company or Opco to comply with and satisfy Section 10.13 (regarding assumption of this Agreement by a successor), or

(f)                                  in the event of a Change of Control, any diminution in Executive’s Base Salary, Annual Bonus opportunity or Annual LTIP opportunity within 24 months of the date of any such Change of Control occurring.

Notwithstanding the foregoing provisions of this Section 1.12 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 1.12(a), (b), (c), (d), (e) or (f) giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (ii) Executive must provide written Notice of Breach to the Company or Opco of such condition in accordance with Section 10.1 within 45 days of the initial existence of the condition; (iii) the condition specified in the Notice of Breach must remain uncorrected for 30 days after receipt of the Notice of Breach by the Company or Opco; and (iv) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in the Notice of Breach.  Any Notice of Breach shall be deemed void if the Company or Opco cures the matter giving rise to Good Reason under this Section 1.12 within 30 days of the receipt of the Notice of Breach.

1.13                      “Notice of Breach” shall mean a written notice delivered to the other party within the time period required under the definition of “Cause” or “Good Reason”, as applicable, that (a) indicates, as applicable, the specific provision in this Agreement that the party contends the other party has breached or the specific clause of the definition of Cause or Good Reason that the party alleges to exist, and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances the Executive or the Company, as applicable, claims provide the basis for such breach or other condition.

1.14                      “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall include a Notice of Breach, but only at the time and to the extent such Notice of Breach becomes a Notice of Termination under Section 3.3.

1.15                      “Person” shall mean (a) an individual or Entity and (b) for purposes of the definition of “Change of Control” and related provisions shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under a Benefit Plan of the Company or any of its Affiliated companies, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) a corporation or other Entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of shares of the Company.

1.16                      “Section 409A Payment Date” shall have the meaning set forth in Section 7.2(b).

1.17                      “Sign-On Incentive Award” shall mean the Restricted Stock Unit Agreement (Sign-On Incentive Award) between Cardtronics, Inc. and Executive, made as of January 11, 2016.

1.18                      “Subsidiary” shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a significant financial interest provided that the Board designates in writing to the Executive such other Entity to be a Subsidiary for the purposes of this Agreement.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1                              Employment; Commencement Date. Executive commenced his employment on January 11, 2016 (the “Commencement Date”), and from and after such date, either the Company or one or more of its Subsidiaries has employed Executive pursuant to the terms of the December 2015 Agreement.  On and from the Effective Date the Executive agrees the December 2015 Agreement is superseded by this Agreement and Executive will be employed by the Company , pursuant to the terms of this Agreement and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.  Notwithstanding the superseding of the December 2015 Agreement, to the extent that there are provisions therein that are more favorable than those in the equity awards granted prior to the Effective Date, such more favorable provisions will remain in full force and effect. With respect to Section 4.5 (Relocation Allowance) of the December 2015 Agreement, (i) Executive acknowledges that he has received all amounts to which he was entitled thereunder, and (ii) the Company and Opco acknowledge that Executive (A) has satisfied all of his obligations thereunder and (B) has no requirement to repay any amounts paid to him thereunder. Unless otherwise agreed to by the parties in writing, if prior to the Effective Date, Executive, or his representative, has provided the Company with notice of Executive’s resignation for other than Good Reason, this Agreement will be considered null and void and have no effect.

2.2                              Positions. From and after the Effective Date, the Executive shall be employed in the position of Chief Executive Officer of the Company and the senior most executive officer of Opco and shall, subject to the usual processes, be appointed to the Board. Executive shall report solely and directly to the Board.

2.3                              Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 hereof and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions as may be assigned, from time to time, by the Company. Executive’s employment shall also be subject to the policies maintained and established by the Company and its Subsidiaries that are of general applicability to the Company’s executive employees, as such policies may be amended from time to time.

2.4                              Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its Affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, (c) at the sole discretion of the Board, serve on the boards of other for- and non-profit entities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of Executive’s duties hereunder, and (e) engage in de minimis other activities such as non-commercial speeches.

2.5                              Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1                             Term. Subject to the remaining terms of this Article III, Executive’s term of employment under this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through the third anniversary of the Effective Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year-to-year basis (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Company or Executive elects not to renew the Term under this Agreement for a Renewal Term, the Company or Executive must give a Notice of Termination to the other party at least 90 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one party provides the other with a Notice of Termination pursuant to this Section 3.1, no further automatic extensions will occur and the Term under this Agreement and Executive’s employment with the Company and Opco shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable.

3.2                             Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)                                  upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected solely by the Company in the event of any alleged mental impairment and in the event of any alleged physical impairment by the Company, with the Executive having the right to approve such selection; provided, however, if the Executive fails to approve the Company’s first two selections within ten days of being notified of each such selection, the Company will have the right thereafter to designate any licensed medical physician on staff with either the Baylor College of Medicine or Methodist Hospital, each located in Houston, Texas;

(b)                                  Executive’s death;

(c)                                   for Cause; or

(d)                                  for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3                             Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company or Opco with a Notice of Termination. In the case of a termination of employment by Executive without Good Reason, the Date of Termination specified in the Notice of Termination shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).  In the event the Executive intends to terminate employment with the Company or Opco for Good Reason because the Company failed to cure the event described in the Notice of Breach within 30 days of receipt of the Notice of Breach, the Notice of Breach shall automatically be deemed a Notice of Termination, effective immediately upon the expiration of the cure period described in Section 1.12.

3.4                             Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each Subsidiary of the Company, and an automatic resignation of Executive from the Board and any Subsidiary of the Company and from the board of directors or similar governing body of any Entity in which the Company or any Subsidiary holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Subsidiary’s designee or other representative.

3.5                             Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company and Opco only when Executive incurs a “separation from service” with the Company and Opco within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder (“Separation From Service”).

ARTICLE IV
COMPENSATION AND BENEFITS

4.1                             Base Salary. During the Term under this Agreement, Executive shall receive a minimum, annualized gross base salary of USD$750,000 (the “Base Salary”). Executive’s Base Salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof). Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2                             Cash Incentive Plan Awards. Executive shall be eligible to receive an annual, calendar-year bonus (the “Annual Bonus”) based on criteria determined in the sole discretion of the Board (or a committee thereof) as part of the Company’s Annual Executive Cash Incentive Plan (or then-current plan, the “AECIP”), it being understood that (a) the target Annual Bonus at planned or targeted levels of performance shall equal 100% of Executive’s Base Salary and (b) the actual amount of each Annual Bonus shall be determined in the sole discretion of the Board (or a committee thereof) acting in good faith and may range between 0% and 200% of the target Annual Bonus. The Company shall pay each Annual Bonus with respect to a calendar year between January 1 and March 15 of the calendar year following the calendar year to which such Annual Bonus relates (and in no event shall an Annual Bonus be paid after December 31 of such following calendar year), provided that (except as otherwise provided in Section 7.1(b)) Executive is employed by the Company on December 31 of the year in which an Annual Bonus is earned. Notwithstanding the above, the terms of Executive’s Annual Bonus relating to a change in the effective ownership or control of the Company or termination of employment shall be no less favorable than the terms relating to a change in the effective ownership or control of the Company or termination of employment that apply to any other senior executive of the Company or its Subsidiaries being granted an annual, calendar-year bonus at that time.

4.3                             Long Term Incentive Plan Awards. Executive shall be eligible to receive an annual, calendar-year equity award (the “Annual LTIP”) based on criteria determined in the sole discretion of the Board (or a committee thereof) as part of the Company’s Third Amended and Restated 2007 Stock Incentive Plan (or then-current plan, “Stock Incentive Plan”), it being understood that (a) the actual amount of each Annual LTIP shall be determined in the sole discretion of the Board (or a committee thereof) acting in good faith, (b) Executive must be employed by the Company or Opco on the vesting dates of any portion of any Annual LTIP awarded, except as otherwise provided herein or in the associated equity award agreements.  For the calendar-year 2018 Annual LTIP only, the grant date value of Executive’s Annual LTIP to be awarded in accordance with the Stock Incentive Plan and the associated equity award agreement shall be no less than USD$3,500,000.  Notwithstanding the above, Executive’s Annual LTIP awards shall contain provisions relating to a change in the effective ownership or control of the Company or termination of employment that are no less favorable than the provisions relating to a change in the effective ownership or control of the Company or termination of employment that apply to any other senior executive of the Company or its Subsidiaries being granted an LTIP at that time.

4.4                             Promotion Incentive Award. Upon the execution of an equity award agreement by and between Executive and the Company on the Effective Date, Executive will be awarded one-time equity awards equal to USD$5,500,000 consisting of (i) USD$3,000,000 in restricted stock or restricted stock units (the “Time-Based Grant”) and (ii) USD$2,500,000 in performance shares or performance share units (the “Performance-Based Grant”), each valued as of the close of trading on the date of grant and which shall be governed by the terms and conditions of the Stock Incentive Plan and the associated equity award agreement in the forms attached hereto as Exhibit A and B (collectively, the “Promotion Incentive Award”). The Promotion Incentive Award shall be subject to Executive’s continued employment and the other terms of the Stock Incentive Plan, except as otherwise provided herein or in the Promotion Incentive Award.  In the event of any inconsistency between the terms of this Agreement and the Sign-On Incentive Award or the Promotion Incentive Award, the terms of this Agreement shall govern.

4.5                             Other Perquisites. During Executive’s employment hereunder, the Company and Opco shall provide Executive with the same perquisite benefits made available to other senior executives of the Company and Opco.

4.6                             Expenses. The Company or Opco shall reimburse Executive his reasonable attorney’s fees incurred in connection with the negotiation and execution of this Agreement and all other documents referred to herein.  Further, the Company or Opco shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company or Opco. Any such reimbursement of expenses shall be made by the Company or Opco upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company or Opco (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company or Opco, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date (as defined below) to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. The following provisions shall apply to such reimbursements in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A of the Code:

(a)                                  The amount of reimbursements to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year;

(b)                                  Each reimbursement to which Executive becomes entitled shall be made no later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred; and

(c)                                   Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

4.7                             Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s and Opco’s policies applicable to its senior executives and (b) five (5) weeks paid vacation each calendar year (40 hours of which may be carried forward to a succeeding year).

4.8                             Tax Equalization and Tax Compliance. The Company agrees to pay or reimburse Executive the full incremental cost for any foreign income, payroll or social tax liability attributable to Executive arising from the performance of services hereunder on behalf of the Company or its Affiliates (on a grossed-up basis but reduced by any tax credit ultimately claimed against U.S. income taxes) such that the Executive pays no more income, mandatory governmental withholdings and payroll taxes than Executive would have paid in respect of any taxable year or years on his income had Executive been taxable only in the United States of America and not in the United Kingdom or any locality thereof. The Company shall utilize a third party to prepare such calculations and filings and Executive shall timely provide the required information to complete such calculations and filings. The Company shall also pay the related tax return preparation costs for any foreign tax return filings and the Executive agrees to provide any required information on a timely basis to such tax return preparers.  No benefits are payable under this Section if the Executive relocates to another country.

4.9                             Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as an officer or director of the Company or any of the Company’s Subsidiaries and as a member of any committees of the board of directors of any such Entities, and in one or more executive positions of any of the Company’s Subsidiaries.

ARTICLE V
PROTECTION OF INFORMATION

5.1                             Work Product. For purposes of this Article V, the term “the Company” shall include the Company and any of its Affiliates, and any reference to “employment” or similar terms shall include an officer, director and/or consulting relationship.  Executive agrees that all information, inventions, patents, trade secrets, formulas, processes, designs, ideas, concepts, improvements, diagrams, drawings, flow charts, programs, methods, apparatus, software, hardware, ideas, improvements, product developments, discoveries, systems, techniques, devices, models, prototypes, copyrightable works, mask works, trademarks, service marks, trade dress, business slogans, written materials, and other things of value conceived, reduced to practice, made or learned by Executive, either alone or with others, while employed with the Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to the Company’s business and/or the business of Affiliates of the Company using the Company’s time, data, facilities and/or materials (hereinafter collectively referred to as the “Work Product”) belong to and shall remain the sole and exclusive property of the Company (or its Affiliates) forever.  Executive hereby assigns to the Company all of Executive’s right, title, and interest to all such

Work Product.  Executive agrees to promptly and fully disclose all Work Product in writing to the Company.  Executive agrees to cooperate and do all lawful things requested by the Company to protect Company ownership rights in all Work Product.  Executive warrants that no Work Product has been conceived, reduced to practice, made, or learned by Executive prior to Executive’s employment with the Company.

5.2                             Confidential Information. During Executive’s employment with the Company, the Company agrees to and shall provide to Executive confidential, proprietary, non-public and/or trade secret information regarding the Company that Executive has not previously had access to or knowledge of before the execution of this Agreement including, without limitation, Work Product, technical information, corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, business and marketing plans, strategies, financing, plans, business policies and practices of the Company, and/or Affiliates of the Company, know-how, specialized training, mailing lists, acquisition prospects, identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, potential client lists, employee records, pricing information, evaluations, opinions, interpretations, production, marketing and merchandising techniques, prospective names and marks, or other forms of information considered by the Company to be confidential, proprietary, non-public or in the nature of trade secrets (hereafter collectively referred to as “Confidential Information”) that the Company and its Affiliates desire to protect.

5.3                             No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its Affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its Affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all Persons to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its Affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product. Notwithstanding anything contained in this Agreement to the contrary, Executive may disclose Confidential Information (a) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (b) when required to do so by a court of law, by any governmental agency having apparent supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (c) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 5.3 or (d) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning.  Upon termination of Executive’s employment by the Company for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof (in whatever form, tangible or intangible), to the Company.

5.4                             Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others

(whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5                             Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its Affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its Affiliates, Executive shall reasonably assist the Company and its nominee, at the Company’s sole expense, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its Affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6                             Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its Affiliates shall be entitled to enforce the provisions of this Article V by immediately terminating payments then owing to Executive under Section 7.1(b) of this Agreement or otherwise upon its determination of any such breach and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.  However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

5.7                       Immunity from Liability for Confidential Disclosure of Trade Secrets.  Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law.  Executive shall also not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.  This Section 5.7 will govern to the extent it may conflict with any other provision of this Agreement.

ARTICLE VI
STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE

6.1                             Statements by Executive. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its Subsidiaries or any of the Company’s or such Subsidiaries’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) except as provided in Section 5.3, disclose Confidential Information of the Company, any of its Subsidiaries or any of the Company’s or any such Subsidiaries’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its Subsidiaries, or any of the Company’s or any such Subsidiaries’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded the Company and its Subsidiaries under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6.2                             Statements by the Company. The Company and its Subsidiaries and the Company’s officers and directors shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of Executive, or (c) place Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1                              Effect of Termination of Employment on Compensation.

(a)                                  If Executive’s employment hereunder shall terminate for any reason described in Section 3.2(a), 3.2(b) or 3.2(c), pursuant to Executive’s resignation for other than Good Reason, or by Executive’s election not to renew this Agreement at the end of the Term, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive or his estate as the context so requires shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) except in the case of a termination under Section 3.2(c) or by Executive’s election not to renew this Agreement at the end of the Term, any unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates), (iii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.7, and (iv) benefits to which Executive is entitled under the terms of any applicable benefit plan or program.  In addition, if Executive’s employment hereunder is terminated pursuant to Section 3.2(a) or 3.2(b), (i) 100% of the unvested portions of the Sign-On Incentive Award will be fully accelerated and settled within 10 days following the Date of Termination, (ii) 100% of the unvested portions of the Time-Based Grant will be fully accelerated and settled within 10 days following the Date of Termination, (iii) the unvested portions of the Performance-Based Grant will vest in accordance with the terms thereof and (iv) notwithstanding anything to the contrary in the applicable award agreement, the amount of any unvested portion of any Annual LTIPs that have previously been earned but that would have otherwise vested solely by the passage of time within one year following the Date of Termination shall be accelerated on the Date of Termination and settled within 10 days following the Date of Termination.

(b)                                  If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason, by action of the Company pursuant to Section 3.2(d), or for any other reason, including, without limitation, the Company’s election not to renew the Initial Term or any Renewal Term in accordance with Section 3.1, but excluding those reasons encompassed by Sections 3.2(a), 3.2(b) or 3.2(c) hereof:

(i)                                     then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that, Executive shall be entitled to payment of all accrued and unpaid Base Salary to the Date of Termination, accrued but unused vacation days, and reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.6 (collectively, the “Accrued Benefits”), and subject to (x) Executive’s delivery, within 30 days after the date of Executive’s termination of employment, of an executed release substantially in the form of the release contained at Appendix A (such release, the “Release”, and such 30-day period, the “Release Period”) and (y) Executive’s compliance with all of the surviving provisions of this Agreement and non-revocation of the Release, Executive shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination) which shall be paid to the Executive:

(A)                              within 10 days following the date on which the Release is delivered to the Company an amount equal to:

(1)                                any unpaid Annual Bonus for the calendar year ending prior to the Date of Termination (provided that in the event such unpaid Annual Bonus cannot be determined within 10 days following the date on which the Release is delivered to the Company, the payment shall be made no later than March 15 of the calendar year immediately following the calendar year to which such Annual Bonus relates);

(2)                                two times the sum of Executive’s Base Salary as of the Date of Termination and the Average Annual Bonus;

(3)                                18 multiplied by the monthly cost of COBRA premiums as determined on the Date of Termination; and

(B)                              a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined in good faith by the Board in accordance with the criteria established pursuant to Section 4.2 hereof and based on the Company’s or Opco’s performance for such year, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company and/or Opco during such year to the number of days in such year) payable in a lump sum between January 1st and March 15th in the year immediately following the calendar year in which the Date of Termination occurs; provided, however, that if this paragraph applies with respect to an Annual Bonus, that is intended to constitute performance-based compensation within the meaning of, and for purposes of, Section 162(m) of the Code, then no bonus shall be paid except to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code;

(ii)                                  notwithstanding anything to the contrary in the applicable award agreement, except in any case in which the applicable award agreement provides more favorable terms to Executive, (A) 100% of the unvested portions of the Sign-On Incentive Award will be fully accelerated and settled within 10 days following the Date of Termination, (B) 100% of the unvested portions of the Time-Based Grant will vest in accordance with the terms thereof, (C) the unvested portions of the Performance-Based Grant will vest in accordance with the terms thereof, (D) the amount of any unvested portion of any Annual LTIPs that have previously been earned but that would have otherwise vested solely by the passage of time within one year following the Date of Termination shall be accelerated on the Date of Termination and (E) if such termination of employment occurs within 24 months following a Change of Control, 100% of the unvested portion of any Annual LTIPs will vest, with any applicable performance goals to be deemed achieved at the greater of target or actual levels.

7.2                              Payment Date under Section 409A of the Code.

(a)                                  The parties intend that this Agreement shall be interpreted and administered so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Code, and the parties hereby agree that the amounts and benefits payable under this Agreement, the Sign-On Incentive Award, the Time-Based Grant and the Performance-Based Grant are either exempt from or compliant with Section 409A of the Code. The parties agree not to take any position inconsistent with the preceding sentence for any reporting purposes, whether internal or external, and to cause their Affiliates, agents, successors and assigns not to take any such inconsistent position. To the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A of the Code, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of a payment. None of the Company nor any of its Affiliates, nor any of their directors, officers, employees or advisers shall be liable to Executive (or any individual claiming a benefit through Executive) for any tax, interest or penalties Executive may owe as a result of compensation or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code. In the event that the Release Period spans two calendar years, notwithstanding any other provision contained in this Agreement, under no circumstances shall any payments under Section 7.2(b) be paid prior to the first day of such second calendar year. In the event that the Release does not become effective and can no longer be revoked by the 30th day following Executive’s termination, all payments under Section 7.2(b) (other than the Accrued Benefits) shall be forfeited by Executive. The right to payment of any installment amounts shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b)                                  Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Article VII and which constitute deferred compensation within the meaning of Code Section 409A shall be made or paid to Executive prior to the earlier of (i) the first business day of the seventh month following the date of Executive’s termination of employment or (ii) the date of Executive’s death (such date, the “Section 409A Payment Date”), if (X) Executive is deemed on termination of employment a “specified employee” within the meaning of that term under Section 409A of the Code, (Y) the stock of the Company or any successor Entity is publicly traded on an established market and (Z) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this provision shall be paid in a lump sum to Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.3                              Inconsistency with AECIP or Stock Incentive Plan. In the event of any inconsistency between the terms of this Section 7 and the AECIP or the Stock Incentive Plan (and, in each case, any awards granted thereunder and any successor plan thereof), this Section 7 shall govern; provided that in the event any term of the AECIP or the Stock Incentive Plan (and, in each case, any awards granted thereunder and any successor plan thereof) is more favorable to the Executive than this Section 7, such more favorable term of the AECIP or the Stock Incentive Plan (and, in each case, any awards granted thereunder and any successor plan thereof) shall be applied at grant to any applicable award and shall govern.

ARTICLE VIII
NON-COMPETITION AGREEMENT

8.1                              Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its Subsidiaries during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the products and services provided by the Company and its Subsidiaries at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business or Person that wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its Affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of two (2) years following the termination of Executive’s employment with the Company.

“Restricted Area” means the geographic area in which the Company or its Subsidiaries have operations at the time of the Executive’s termination of employment with the Company.

8.2                              Non-Competition; Non-Solicitation.

(a)                                  Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII: (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V of this Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder; (iii) to protect the trade secrets and confidential information of the Company or its Subsidiaries disclosed or entrusted to Executive by the Company or its Subsidiaries or created or developed by Executive for the Company or its Subsidiaries, the business goodwill of the Company or its Subsidiaries developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its Subsidiaries; and (iv) as an additional incentive for the Company to enter into this Agreement.

(b)                                  Subject to the exceptions set forth in Section 8.2(c) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in any business or Person that engages in a Competing Business in the Restricted Area.

(c)                                   Notwithstanding the restrictions contained in Section 8.2(b), Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(b), provided that neither Executive has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation. In addition, the restrictions contained in Section 8.2(b) shall not preclude Executive from being employed by a financial institution so long as Executive’s principal duties at such institution are not directly and primarily related to the Business.

(d)                                  Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any Person who is an officer or employee of the Company or any of its Subsidiaries or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its Subsidiaries any Person who or which is a customer of any of such Entities during the period during which Executive is employed by the Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(d) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with the Company and its Subsidiaries and who has not been employed by any of such Entities for at least one year, or (C) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Company or any of its Subsidiaries.

(e)                                   Executive may seek the written consent of the Company, which may be withheld for good reason, to waive the provisions of this Article VIII on a case-by-case basis.

(f)                                    The restrictions contained in Section 8.2 shall not apply to any product or services that the Company either (i) did not provide during Executive’s employment but that the Company and/or its Subsidiaries provide at and/or after the Date of Termination or (ii) provided during Executive’s employment but that the Company and/or its Subsidiaries no longer provide at and/or after the Date of Termination.

8.3                              Relief. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VIII by Executive, and the Company or its Subsidiaries shall be entitled to enforce the

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provisions of this Article VIII by immediately terminating payments then owing to Executive under Section 7.1(b) of this Agreement or otherwise upon its determination of any such breach and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive.  However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.4                              Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive and the Company understand and agree that the purpose of the provisions of this Article VIII is to protect legitimate business interests and goodwill of the Company.  Executive acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5                              Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company and its Subsidiaries. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION

9.1                              Dispute Resolution. If any dispute arises out of this Agreement or out of or in connection with any equity compensation award made to Executive by the Company or any of its Subsidiaries, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)                                  Unless the parties agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA. The arbitrator will set the rules and timing of the arbitration, but will generally follow the employment rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)                                  The arbitration hearing will in no event take place more than 180 days after the appointment of the arbitrator.

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(c)                                   The mediation and the arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

(d)                                  The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)                                   All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive; provided that each party shall be responsible for his or its own attorney fees.

Executive and the Company explicitly recognize that no provision of this Article IX shall prevent the Company from taking any action to enforce its rights or to resolve any dispute relating to Article V or Article VIII of this Agreement in a court of law.

ARTICLE X
MISCELLANEOUS

10.1                       Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by e-mail, with confirmation of transmission, as follows:

If to Executive, addressed to:	Edward H. West
c/o Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attn: Stephen W. Skonieczny, Esq.

With a copy to:

Stephen W. Skonieczny, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Email: stephen.skonieczny@dechert.com

If to the Company, addressed to:	Cardtronics plc.
3250 Briarpark Drive, Suite 400
Houston, Texas 77042
Attention: General Counsel
Email: CATM_Legal@cardtronics.com

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.  If either party provides notice by e-mail, the party must also send notice by one of the other delivery methods listed in this Section 10.1, but failure to do so shall not invalidate the e-mail transmission.

10.2                       Applicable Law; Submission to Jurisdiction.

(a)                                  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)                                  With respect to any claim or dispute related to or arising under this Agreement not otherwise subject to arbitration under the terms of this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

10.3                       Indemnification by Opco.

(a)                                  Save and except for any Proceeding (as herein defined) brought by Executive’s former employer, including any Affiliate thereof (collectively “Former Employer”) alleging that Executive’s

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employment hereunder violates any agreement between the Executive and such Former Employer, Opco agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Opco or is or was serving at the request of Opco as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by Opco to the fullest extent legally permitted or authorized by Opco’s certificates of incorporation or bylaws or resolutions of the board of directors of Opco and by the laws of the state of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of Opco or other Entity and shall inure to the benefit of Executive’s heirs, executors and administrators. In order to be entitled to the above described indemnification Executive must give prompt written notice to Opco of such Proceeding and Opco (and its insurers) shall be entitled to defend such Proceeding and to enter into such settlement agreements that Opco and its insurers believe is reasonable and necessary so long as the Executive is not required to admit any misconduct or liability, nor required to pay any portion of such settlement. To the extent that Opco fails to provide a defense for all claims raised in any Proceeding after receiving notice thereof, Opco shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by Opco of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Notwithstanding anything in this Section 10.3 to the contrary, unless an earlier payment date is specified above, Opco shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or pay on Executive’s behalf) all amounts to which Executive is entitled under this Section 10.3 promptly but no later than the end of the second calendar year following the calendar year in which the indemnifiable expense is incurred.

(b)                                  Neither the failure of Opco (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 10.3(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor determination by Opco (including its boards of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c)                                   Opco agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive to the extent Opco provides such coverage for its directors and other executive officers during the term of the Executive’s employment with Opco and thereafter until the expiration of all applicable statutes of limitations.

(d)                                  If Opco enters into an indemnification agreement with any of its directors or officers, Opco will enter into an indemnification agreement with Executive on terms and conditions no less favorable than those set forth in any such indemnification agreement.

10.4                       Indemnification by the Company.

(a)                                  The Company acknowledges that it shall purchase and maintain appropriate directors’ and officers’ liability insurance (“D&O Insurance”) to insure Executive as a director and/or officer of the Company with respect to the period of Executive’s employment with the Company and any of its Subsidiaries or associates, with a limit of at least $50,000,000. Such D&O Insurance shall allow for the election by Executive (upon payment of premium) of a discovery period of at least 6 years for the notification of claims following the expiry of the policy in force at the Date of Termination, such election to be exercisable in the event that a successor policy is not taken out by the Company or is taken out but does not contain an entitlement to a discovery period in like terms.

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(b)                                  The Executive may request and the Company shall provide upon any such request a copy of the current D&O Insurance policy or summary of the terms of that policy.

10.5                       No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.6                       No Mitigation/No Offset. Executive shall have no obligation to seek other employment to mitigate any severance or other payments due hereunder.  Any amounts earned by Executive from other employment shall not offset amounts due hereunder.  Subject to Section 10.19, the obligation to pay Executive the amounts provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company, Opco or their Affiliates.

10.7                       Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.8                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.9                       Withholding of Taxes and Other Employee Deductions. Except as otherwise provided in this Agreement, the Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, foreign, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

10.10                Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company, Opco and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

10.11                Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.12                Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

10.13                Successors.

(a)                                  This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The rights, benefits and obligations of Executive hereunder shall not be subject to voluntary or involuntary assignment, alienation or transfer without the prior written consent of the Company. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

(b)                                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger or other Reorganization (including any purchase, merger, amalgamation, Change of Control or other Corporate Transaction involving the Company or any Subsidiary or Affiliate)), to all or substantially all of the Company’s business and/or the Company’s Assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or the Company will require any such successor to guarantee the obligations of the Company under this Agreement.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as provided above.  If, following the Effective Date, there occurs a  Corporate Transaction other than a Change of Control, the Company and Executive will cooperate in good faith to determine whether any changes are necessary to this Agreement or any agreement referred to herein in order to preserve the intent hereof or thereof, including, without limitation, Executive’s employment as the chief executive officer, of a publicly traded company and the economic and other benefits and obligations of the Company and Executive set forth herein or therein, and the Company and Executive agree to execute any reasonable amendments to this

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Agreement or the agreements referred to herein to reflect any such determination; provided, however, that any amendments entered into for purposes of carrying out this sentence shall be subject to the prior written consent of the Company and Executive, which consent shall not be unreasonably withheld, delayed or denied.

10.14                Term. Termination of Executive’s employment under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

10.15                Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

10.16                Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

10.17                Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote, participate or decide upon any such matter.

10.18                Section 280G Modified Cutback.  Notwithstanding any other provision of this Agreement, if any payment, distribution or provision of a benefit by the Company or Opco or any of their Affiliates to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), (a) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”) and (b) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, the Excise Tax), would be less than the net after-tax amount of all such Payments otherwise due to the Executive in the aggregate if such Payments were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to the Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount.  To the extent any Payments are required to be so reduced, the Payments due to the Executive shall be reduced in the following order, unless otherwise agreed and such agreement is in compliance with Section 409A of the Code: (i) Payments that are payable in cash, with amounts that are payable last reduced first; (ii) Payments due in respect of any equity or equity derivatives included at their full value under Section 280G of the Code (rather than their accelerated value); (iii) Payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G of the Code, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iv) all other non-cash benefits.  The determination of any reduction in Payments in accordance with this Section 10.18 shall be made by the Company’s independent public accountants or another firm designated by the Company and reasonably acceptable to the Executive.  The Company agrees to use commercially reasonable efforts to minimize any impact to the Executive under Section 4999 of the Code.

10.19                Changes Due to Compliance with Applicable Law. Executive understands that certain laws, as well as rules and regulations promulgated by the Securities and Exchange Commission (including without limitation under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 1992) and/or by securities exchanges, do and will require the Company to recoup, and the Executive to repay, incentive compensation payable hereunder under the circumstances set forth under such laws, rules and regulations. Such requirements will be set forth from time to time in policies adopted by the Company (so-called “clawback” policies) and Executive acknowledges receipt of the Company’s current clawback policy.  Executive acknowledges that amounts paid or payable pursuant to this Agreement as incentive compensation or otherwise by the Company shall be subject to clawback to the extent necessary to comply with such laws, rules, regulations and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of amounts paid or payable hereunder, and Executive agrees to repay such amounts (whether or not still employed by the Company or any of its Subsidiaries), as required by such laws, rules, regulations or policy.  Executive shall repay the Company in cash in immediately

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available funds within 60 days of demand for payment by the Company or as otherwise agreed by the Company in its sole discretion; further, the Company in its sole discretion may accept shares or other equity of the Company in full or partial repayment and at the value determined by the Board on the date of repayment.

Any such clawback shall not give Executive any termination rights or other rights to payment under this Agreement (including no right to terminate for Good Reason), nor constitute a breach or violation of this Agreement by the Company.  The Executive hereby consents to any changes to the current policy that are adopted to comply with applicable law, rules or regulations (including by securities exchanges. Further, if determined necessary or appropriate by the Board, Executive agrees to enter into an amendment to this Agreement or a separate written agreement with the Company to comply with such laws, rules and regulations thereunder if required thereby or determined appropriate by the Board in its reasonable discretion.

10.20                Cooperation with Litigation. Executive agrees to cooperate with Company by making Executive reasonably available, at a time mutually convenient to the Executive and the Company, to testify on behalf of the Company or any of its Affiliates in any action, suit, or proceeding (the subject matter of which relates to events that occurred while Executive was an employee of the Company, but only with respect to actions taken by Executive or knowledge of executive in connection with all such events), whether civil, criminal, administrative, or investigative, and to assist the Company or any of its Affiliates in any such action, suit, or proceeding by providing information to and meeting and consulting with Company any of its Affiliates or any of their counsel or representatives at a time and place mutually convenient to the Executive and his counsel and representatives and the Company, provided that such cooperation and assistance shall not interfere with Executive’s then current professional activities and/or unduly interfere with his personal life or activities and that the Company reimburses Executive for all out of pocket expenses incurred in connection with such cooperation by Executive (including without limitation legal fees and related expenses) and pays Executive a per diem amount (determined by reference to a pro rata portion of the Executive’s most recent Base Salary).  Any such testifying or assistance shall (i) be telephonic, whenever possible, and in person only when necessary and (ii) have no adverse effect on Executive’s rights to indemnification or Directors and Officers liability insurance.

10.21                As express conditions precedent and subject to (i) this Agreement becoming effective and binding on the parties hereto and (ii) Executive’s prior formal designation and appointment as the Chief Executive Officer of the Company and, the senior most executive officer of Opco, the Executive hereby waives his right to assert Good Reason under the December 2015 Agreement in connection with the appointment of a replacement Chief Financial Officer.  If the conditions precedent do not occur on or about the Effective Date, the Company and the Executive hereby agree that the Executive shall be deemed to have Good Reason to terminate his employment hereunder and shall be entitled to the benefits and payments under Section 7.2(b) hereof and under any outstanding equity awards.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 6, 2017.

COMPANY:
CARDTRONICS PLC.

By:	/s/ Dennis F. Lynch
Name:	Dennis F. Lynch
Title:	Chairman of the Board of Directors

CARDTRONICS USA., INC.

By:	/s/ Dennis F. Lynch
Name:	Dennis F. Lynch
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Edward H. West
Name: Edward H. West

[Signature Page to Employment Agreement]

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of December 6, 2017, by and among Mr. Edward H. West (“Executive”), Cardtronics plc., an English public limited company (the “Company”) and Cardtronics USA, Inc., a Delaware corporation.

1.                                     For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with Section 7.1(b) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, their Affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind for Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (x) any state anti-discrimination law; (xi) any state wage and hour law; (xii) any other local, state or federal law, regulation or ordinance; (xiii) any public policy, contract, tort, or common law claim; (xiv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xv) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xvi) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan, (c) any claims pursuant to any restricted stock unit or other equity or equity-based award agreement between any Company Party and Executive, (d) any claims for contractual payments or benefits under the Employment Agreement, including without limitation any claim to indemnification under the Employment Agreement, (e) any claim under any directors’ and officers’ liability insurance policy, (f) any claim under any indemnification agreement between any Company Party and Executive or (g) any claim under any Deed Polls of Indemnity. Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties as of the date of this Agreement, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2.                                     Executive agrees not to bring or join, but may defend, any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

3.                                     By executing and delivering this Agreement, Executive acknowledges that:

(i)            Executive has carefully read this Agreement;

(ii)           Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)          Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(iv)          Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the address of the Company or Opco before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this        day of              ,        .

Edward H. West

EXHIBIT A

FORM OF PROMOTION INCENTIVE AWARD AGREEMENT — TIME BASED

(see attached)

CARDTRONICS, INC.

THIRD AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

(as assumed and adopted by Cardtronics plc)

RESTRICTED STOCK UNIT AGREEMENT

(Time-Based)

The grant of restricted stock units (“RSUs”) to Edward H. West (the “Participant”) on January 1, 2018 (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of the Cardtronics, Inc. Third Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted  by the Company) (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”) and referenced in clause 4.4 of the Employment Agreement.  By the Participant’s acceptance (electronic or otherwise) of this grant of RSUs, the Participant agrees to all the terms and conditions of the Plan, the Employment Agreement, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.

1.              Grant of RSUs. This Agreement applies to the grant to the Participant of [insert number of RSUs] RSUs referred to in Section 4.4 of the Employment Agreement as the “Time Based Grant”.  Each RSU represents a contractual right to receive one Class A ordinary share, nominal value $0.01 each, of Cardtronics plc (an “Ordinary Share”) upon the vesting of such RSU in accordance with and subject to this Agreement and the Plan.

2.              Vesting Schedule. The Participant’s RSUs will vest in accordance with the following schedule provided the Participant is continuously employed by the Employer up to and including the specified vesting date (each a “Vesting Date”) and subject to this Agreement and the Plan:

Vesting Date	Percentage of RSUs that Vest on Vesting Date
December 15, 2019	50%
December 15, 2020	50%

3.              Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan.  In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:

(a)         “Cause” shall have the meaning set forth in Section 1.5 of the Participant’s Employment Agreement.

(b)         “Corporate Change” shall have the meaning set forth for “Change of Control” in Section 1.6 of the Participant’s Employment Agreement.

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(c)          “Disability” shall have the meaning set forth in Section 3.2(a) of the Participant’s Employment Agreement.

(d)         “Employer” shall mean the Company or Affiliate that employs the Participant.

(e)          “Employment Agreement” shall mean the Participant’s employment agreement, dated as of December 6, 2017.

(f)           “Good Reason” shall have the meaning set forth in Section 1.12 of the Participant’s Employment Agreement.

(g)          “Termination Date” shall mean the effective date of termination or cessation of the Participant’s employment with the Company and its Affiliates if the Participant is a resident of, or employed in, the United States.  If the Participant is a resident of, or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination or cessation of the Participant’s employment with the Company and its Affiliates is provided to or by the Participant; (ii) the last day of the Participant’s active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without included any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

4.              Termination of Service. Unless otherwise expressly provided in this Section 4, in the event the Participant’s employment terminates, the Participant shall cease vesting in the RSUs as of the Termination Date and any unvested RSUs shall be forfeited in their entirety.

(a)         Death or Disability. In the event the Participant’s employment terminates as a result of death or Disability the remaining unvested RSUs shall become fully vested and be paid out within 10 days following the Termination Date, but in any event, not later than March 15 of the calendar year that follows the calendar year in which the Termination Date occurs.

(b)         Corporate Change.  In the event that there is a Corporate Change, any remaining unvested RSUs shall become fully vested and be paid out within 10 days following the Corporate Change but in any event not later than March 15 of the calendar year that follows the calendar year in which the Corporate Change occurs.

(c)          Certain Terminations. In the event the Participant’s employment is (i) involuntarily terminated by the Company without Cause, or (ii) voluntarily terminated by the Participant for Good Reason, the remaining unvested RSUs shall become fully vested and be paid out within 10 days following the Termination Date, but in any event, not later than March 15 of the calendar year that follows the calendar year in which the Termination Date occurs.

(d)         Section 409A. Notwithstanding the other provisions of this Section 4, if the Participant is eligible for the payout of Ordinary Shares under this Section 4 following a “separation from service” and  is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s “separation from  service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and such payout is considered to be deferred compensation under Section 409A such Participant shall not receive Ordinary Shares in settlement of the RSUs until the earlier of (i) the date which is six months after the Participant’s “separation from service” for any reason other than death or (ii) the date of the Participant’s death.

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5.              Settlement of the RSUs. Upon the Vesting Date, the Company shall, within a 10 day period, settle the RSUs by arranging for Ordinary Shares to be credited to the Participant’s account in the electronic stock plan account maintained with the brokerage firm engaged by the Company in connection with the operation of the Plan (the “Administrator”).  The Participant’s RSUs shall be settled in the form of Ordinary Shares, except to the extent settlement in Ordinary Shares (i) is prohibited under applicable law or would be in breach of the requirements of any applicable regulatory rules, regulations or codes; or (ii) would require the Participant, the Company or the Employer to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (or country of employment, if different), in which case the RSUs may, at the discretion of the Committee and subject to the Plan and such policies and procedures as it may adopt from time to time, settle the RSUs in cash. The Company may require the Participant to immediately sell any Ordinary Shares acquired by the Participant upon Vesting if necessary to comply with applicable local law or to comply with tax obligations with respect to the Vesting (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Ordinary Shares on the Participant’s behalf).

6.              Dividend Equivalent Rights. If the Company declares a dividend with respect to Ordinary Shares, the Participant will receive dividend equivalent rights (the “DERs”) equal to the amount of the dividends payable on the dividend payment date with respect to the number of Ordinary Shares represented by the RSUs outstanding as of the dividend record date.  The DERs will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be made to the Participant unless and until the corresponding RSUs have vested in accordance with Section 2.  The DERs will be settled in cash on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 8.  If an RSU is settled before a dividend payment date, but after the dividend record date, the Participant will be entitled to be paid for the DERs that relate to such RSUs on the dividend payment date, or as soon as practicable thereafter, but in any event, not later than December 31 of the calendar year in which such RSUs are settled.

7.              Withholding of Tax. Regardless of any action the Company or its Affiliates take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Ordinary Shares acquired pursuant to the RSUs and the receipt of any dividends or DERs and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of Ordinary Shares upon the vesting of the RSUs, if the Participant’s country of residence (or country of employment, if different) requires withholding of Tax-Related Items, then (i) the Company shall withhold a sufficient number of whole Ordinary Shares otherwise issuable upon the vesting of the RSUs that have an aggregate fair market value sufficient to pay, at the Participant’s election, the minimum or maximum Tax-Related Items required to be withheld with respect to the Ordinary Shares or (ii) the Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s acquisition of Ordinary Shares. The cash equivalent of any Ordinary Shares withheld will be used to settle the obligation to withhold the Tax-Related Items.

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In the event the withholding requirements are not satisfied through the withholding of Ordinary Shares by the Company or through the Participant’s payment of cash, no Ordinary Shares will be issued to the Participant (or the Participant’s estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs.  If the obligation for the Participant’s Tax-Related Items is satisfied by withholding Ordinary Shares as described herein, the Participant shall be deemed to have been issued the full number of shares of Ordinary Shares issuable upon vesting, notwithstanding that a number of the shares of Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the RSUs.

If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet their obligation for Tax-Related Items.  By accepting this grant of RSUs, the Participant expressly consents to the withholding of Ordinary Shares.  All other Tax-Related Items related to the RSUs and any Ordinary Shares delivered in payment thereof are the Participant’s sole responsibility.

8.              Nature of Grant.  In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:

(a)         the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;

(b)         the grant of RSUs are voluntary and occasional and do not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)          all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of awards, the number of Ordinary Shares subject to awards, and the vesting provisions applicable to the awards;

(d)         the grant of RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship;

(e)          the Participant is voluntarily participating in the Plan;

(f)           the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g)          the RSUs, the Ordinary Shares subject to the RSUs and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy,

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dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

(h)         the future value of the Ordinary Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty.

9.              Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.

10.       Company Policies.  The Participant acknowledges and expressly agrees to all of the terms of the Company’s policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the RSUs, including (without limitation) the Company’s Stock Ownership Policy, which may apply mandatory holding periods to the Ordinary Shares acquired by the Participant pursuant to the RSUs, and the Company’s Recoupment of Incentive Compensation Policy a/k/a Clawback Policy.

11.       Private Placement.  The grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

12.       Compliance with Law.  The Company shall not be required to issue or deliver any Ordinary Shares pursuant to this Agreement pending compliance with all applicable securities and other laws, rules and regulations (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Ordinary Shares are listed.

13.       Country Specific Addendum.  Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

14.       No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Ordinary Shares.  The Participant is hereby advised to consult with the Participant’s own

8

personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

15.       Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

16.       Rights as a Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares issuable upon the vesting of RSUs until the date of issuance of such Ordinary Shares.  Upon settlement of the RSUs, the Participant will obtain, with respect to the Ordinary Shares received in such settlement, full voting and other rights as a shareholder of the Company.

17.       Section 409A.  The parties intend that this Agreement shall be interpreted and administered so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Code, and the parties hereby agree that the amounts and benefits payable under this Agreement are either exempt from or compliant with Section 409A of the Code. The parties agree not to take any position inconsistent with the preceding sentence for any reporting purposes, whether internal or external, and to cause their Affiliates, agents, successors and assigns not to take any such inconsistent position. To the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A of the Code, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A of the Code.  In no event may the Participant, directly or indirectly, designate the calendar year of a payment. Neither the Company nor its directors, officers, employees or advisers shall be liable to the Participant (or any individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of compensation or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A of the Code. The right to payment of any installment amounts shall be treated as a right to a series of separate payments for the purposes of Section 409A of the Code.

18.       Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.

19.       Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.

20.       Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.  In the event of any inconsistency between the Plan or this Agreement and the Participant’s Employment Agreement, the Employment Agreement shall govern, but only if and to the extent more favorable to the Participant.

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21.       Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

22.       Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.

23.       Language. If the Participant is resident or employed outside of the United States, the Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English.  If the Participant has received the Plan, this Agreement or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will prevail.

24.       Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

25.       Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan.  As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected

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and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan.  The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.

26.       Controlling Law. The RSUs and this Agreement are governed by, and subject to, the laws of England and Wales.  The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the RSUs.

(Signature page follows)

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

CARDTRONICS PLC

Aimie Killeen
General Counsel and Secretary

PARTICIPANT

Participant Name: Edward H. West

EXHIBIT B

FORM OF PROMOTION INCENTIVE AWARD AGREEMENT — PERFORMANCE BASED

(see attached)

CARDTRONICS, INC.

THIRD AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

(as assumed and adopted by Cardtronics plc)

RESTRICTED STOCK UNIT AGREEMENT

(Performance-Based)

The grant of restricted stock units (“RSUs”) to Edward H. West (the “Participant”) on January 1, 2018 (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of the Cardtronics, Inc. Third Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted by the Company) (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”).  By the Participant’s acceptance (electronic or otherwise) of this grant of RSUs, the Participant agrees to all the terms and conditions of the Plan, the Employment Agreement, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.

27.       Grant of RSUs. This Agreement applies to the grant to the Participant of Performance Based RSUs referred to in Section 4.4 of the Participant’s Employment Agreement as the “Performance-Based Grant”.  The Target Number of RSUs granted under this Agreement is [insert Number of RSUs].  Each RSU represents a contractual right to receive one Class A ordinary share, nominal value $0.01 each, of Cardtronics plc (an “Ordinary Share”) upon the vesting of such RSU in accordance with the service and performance requirements set forth in this Agreement and the Plan.

28.       Vesting Schedule. The Participant’s RSUs can vest to the extent the Performance Goals (as set forth in Schedule A) applicable to the Performance Period (as specified in Schedule A) are attained, as determined in accordance with this Section 2 and the Participant remains continuously employed by the Employer up to and including December 31, 2020 (“Service Vesting Date”). The Company will issue a written notice to the Participant of its finding as to whether the Company met its Performance Goals and, if so, the specific level achieved (the “Award Notice”) within 30 days following the end of the Performance Period (“Award Notice Date”).

29.       Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan.  In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:

(a)         “Cause” shall have the meaning set forth in Section 1.5 of the Participant’s Employment Agreement.

(b)         “Corporate Change” shall have the meaning set forth for “Change of Control” in Section 1.6 of the Participant’s Employment Agreement.

(c)          “Disability” shall have the meaning set forth in Section 3.2(a) of the Participant’s Employment Agreement.

(d)         “Employer” shall mean the Company or Affiliate that employs the Participant.

(e)          “Employment Agreement” shall mean the Participant’s employment agreement, dated as of December 6, 2017.

(f)           “Good Reason” shall have the meaning set forth in Section 1.12 of the Participant’s Employment Agreement.

(g)          “Termination Date” shall mean the effective date of termination or cessation of the Participant’s employment with the Company and its Affiliates if the Participant is a resident of, or employed in, the United States.  If the Participant is a resident of, or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination or cessation of the Participant’s employment with the Company and its Affiliates is provided to or by the Participant; (ii) the last day of the Participant’s active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without included any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

30.       Termination of Service. Unless otherwise expressly provided in this Section 4, in the event the Participant’s employment terminates prior to the Service Vesting Date, the Participant shall cease vesting in the RSUs as of the Termination Date and any unvested RSUs shall be forfeited in their entirety.

(a)         Death or Disability. In the event the Participant’s employment terminates as a result of death or Disability, the RSUs, if any, shall be earned and vested based on the actual performance level obtained over a truncated Performance Period which will be deemed to end on the Termination Date (using the same methodology set forth in Schedule A) and subject to proration based upon the number of full and partial months the Participant was employed within the original Performance Period.  Any vested Ordinary Shares will be paid out within 30 days following the Termination Date, but in any event, not later than March 15 of the calendar year that follows the calendar year in which the Termination Date occurs.

(b)         Certain Terminations. In the event the Participant’s employment, prior to a Corporate Change, is (i) involuntarily terminated by the Company without Cause, or (ii) voluntarily terminated by the Participant for Good Reason,  the RSUs, if any, shall be earned and vested based on the actual performance level obtained over a truncated Performance Period which will be deemed to end on the Termination Date (using the same methodology set forth in Schedule A) and subject to proration based upon the number of full and partial months the Participant was employed within the original Performance Period.  Any vested Ordinary Shares will be paid out within 30 days following the Termination Date, but in any event, not later than March 15 of the calendar year that follows the calendar year in which the Termination Date occurs.

(c)          Corporate Change. In the event that there is a Corporate Change, the RSUs, if any, shall be earned and vested based on the greater of target and actual performance level obtained over a truncated Performance Period which will be deemed to end on the date of the Corporate Change (using the same methodology set forth in Schedule A).  Any vested Ordinary Shares will be paid out within 30 days following the Corporate Change, but in any event, not later than March 15 of the calendar year that follows the calendar year in which the Corporate Change occurs.

(d)         Section 409A. Notwithstanding the other provisions of this Section 4, if the Participant is eligible for the payout of Ordinary Shares under this Section 4  following a “separation from service” and is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s “separation from  service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and such payout is considered to be deferred compensation under Section 409A, such Participant shall not receive Ordinary Shares in settlement of the RSUs until the earlier of (i) the date which is six months after the Participant’s “separation from service” for any reason other than death or (ii) the date of the Participant’s death.

31.       Settlement of the RSUs. Within 10 days of the Award Notice Date (or otherwise in accordance with the provisions of Section 4 above) and in any event, not later than March 15, 2021, the Company shall settle the RSUs by arranging for Ordinary Shares to be credited to the Participant’s account in the electronic stock plan account maintained with the brokerage firm engaged by the Company in connection with the operation of the Plan (the “Administrator”).  The Participant’s RSUs shall be settled in the form of Ordinary Shares, except to the extent settlement in Ordinary Shares (i) is prohibited under applicable law or would be in breach of the requirements of any applicable regulatory rules, regulations or codes; or (ii) would require the Participant, the Company or the Employer to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (or country of employment, if different), in which case the RSUs may, at the discretion of the Committee and subject to the Plan and such policies and procedures as it may adopt from time to time, settle the RSUs in cash. The Company may require the Participant to immediately sell any Ordinary Shares acquired by the Participant upon Vesting if necessary to comply with applicable local law or to comply with tax obligations with respect to the Vesting (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Ordinary Shares on the Participant’s behalf).

32.       Dividend Equivalent Rights. If the Company declares a dividend with respect to Ordinary Shares, the Participant will receive dividend equivalent rights (the “DERs”) equal to the amount of the dividends payable on the dividend payment date with respect to the number of Ordinary Shares represented by the RSUs to be issued in accordance with the Award Notice.  The DERs will be subject to the same terms and conditions that apply to the RSUs, such that no payment shall be made to the Participant unless and until the corresponding RSUs will be settled in accordance with Section 5.  The DERs will be settled in cash on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 8.  If an RSU is settled before a dividend payment date, but after the dividend record date, the Participant will be entitled to be paid for the DERs that relate to such RSUs on the dividend payment date, or as soon as practicable thereafter, but in any event, not later than December 31 of the calendar year in which such RSUs are settled.

33.       Withholding of Tax. Regardless of any action the Company or its Affiliates take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Ordinary Shares acquired pursuant to the RSUs and the receipt of any dividends or DERs and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the delivery of Ordinary Shares upon the vesting of the RSUs, if the Participant’s country of residence (or country of employment, if different) requires withholding of Tax-Related Items, then (i) the Company shall withhold a sufficient number of whole Ordinary Shares otherwise issuable upon the vesting of the RSUs that have an aggregate fair market value sufficient to pay, at the Participant’s election, the minimum or maximum Tax-Related Items required to be withheld with respect to the Ordinary Shares or (ii) the Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s acquisition of Ordinary Shares. The cash equivalent of any Ordinary Shares withheld will be used to settle the obligation to withhold the Tax-Related Items.

In the event the withholding requirements are not satisfied through the withholding of Ordinary Shares by the Company or through the Participant’s payment of cash, no Ordinary Shares will be issued to the Participant (or the Participant’s estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs.  If the obligation for the Participant’s Tax-Related Items is satisfied by withholding Ordinary Shares as described herein, the Participant shall be deemed to have been issued the full number of shares of Ordinary Shares issuable upon vesting, notwithstanding that a number of the shares of Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the RSUs.

If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet their obligation for Tax-Related Items.  By accepting this grant of RSUs, the Participant expressly consents to the withholding of Ordinary Shares.  All other Tax-Related Items related to the RSUs and any Ordinary Shares delivered in payment thereof are the Participant’s sole responsibility.

34.       Nature of Grant.  In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:

(a)         the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;

(b)         the grant of RSUs are voluntary and occasional and do not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)          all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of awards, the number of Ordinary Shares subject to awards, and the vesting provisions applicable to the awards;

(d)         the grant of RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the

Company, the Employer or any Affiliate and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship;

(e)          the Participant is voluntarily participating in the Plan;

(f)           the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g)          the RSUs, the Ordinary Shares subject to the RSUs and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

(h)         the future value of the Ordinary Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty.

35.       Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.

36.       Company Policies.  The Participant acknowledges and expressly agrees to all of the terms of the Company’s policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the RSUs, including (without limitation) the Company’s Stock Ownership Policy, which may apply mandatory holding periods to the Ordinary Shares acquired by the Participant pursuant to the RSUs, and the Company’s Recoupment of Incentive Compensation Policy a/k/a Clawback Policy.

37.       Private Placement.  The grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

38.       Compliance with Law.  The Company shall not be required to issue or deliver any Ordinary Shares pursuant to this Agreement pending compliance with all applicable securities and other laws, rules and regulations (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Ordinary Shares are listed.

39.       Country Specific Addendum.  Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

40.       No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Ordinary Shares.  The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

41.       Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

42.       Rights as a Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares issuable upon the vesting of RSUs until the date of issuance of such Ordinary Shares.  Upon settlement of the RSUs, the Participant will obtain, with respect to the Ordinary Shares received in such settlement, full voting and other rights as a shareholder of the Company.

43.       Section 409A. The parties intend that this Agreement shall be interpreted and administered so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Code, and the parties hereby agree that the amounts and benefits payable under this Agreement are either exempt from or compliant with Section 409A of the Code. The parties agree not to take any position inconsistent with the preceding sentence for any reporting purposes, whether internal or external, and to cause their Affiliates, agents, successors and assigns not to take any such inconsistent position. To the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A of the Code, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of a payment. Neither the Company nor its directors, officers, employees or advisers shall be liable to the Participant (or any individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of compensation or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A of the Code. The right to payment of any installment amounts shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

44.       Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.

45.       Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.

46.       Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.  In the event of any inconsistency between the Plan or this Agreement and the Participant’s Employment Agreement, the Employment Agreement shall govern, but only if and to the extent more favorable to the Participant.

47.       Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

48.       Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.

49.       Language. If the Participant is resident or employed outside of the United States, the Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English.  If the Participant has received the Plan, this Agreement or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will prevail.

50.       Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

51.       Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan.  As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan.  The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.

52.       Controlling Law. The RSUs and this Agreement are governed by, and subject to, the laws of England and Wales.  The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the RSUs.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

CARDTRONICS PLC

Aimie Killeen
General Counsel & Secretary

PARTICIPANT

Participant Name: Edward H. West

SCHEDULE A

Performance Goals. For the avoidance of doubt, the terms defined in this Agreement shall have the same meaning in this Schedule A. The Committee has adopted the following performance goals (the “Performance Goals”) for the three calendar year period ending on December 31, 2020 (the “Performance Period”):

The number of RSUs to which the Participant will be entitled if the Participant satisfies the applicable service requirements will be calculated by the Committee based on the Company’s “Relative Total Shareholder Return” (as defined below).  Specifically, the Committee shall calculate the number of vested RSUs by multiplying the Participant’s Target Number of RSUs by the applicable percentage determined as set forth below based on the Company’s Relative Total Shareholder Return results for the specified period.  As noted in the Agreement, special rules apply under certain circumstances.

The following table shall apply for calculating this Award:

Relative Total Shareholder Return Payout Schedule

Performance Level	Payout Level (% of Target)	Relative TSR Ranking
Maximum	200%	75th percentile
Target	100%	55th percentile
Threshold	50%	30th percentile

The maximum percentage by which the Participant’s Target Number of RSUs is multiplied cannot exceed 200% and no RSUs shall vest unless the Company’s Relative Total Shareholder Return performance for the specified period is equal to or greater than the level required to earn an award of 50% of the Participant’s Target Number of RSUs.  Notwithstanding the above, in the event that the Company’s Total Shareholder Return during the Performance Period is negative, the number of vested RSUs due to the Participant cannot exceed the Participant’s Target Number of RSUs.

If the Company’s percentile ranking for Relative Total Shareholder Return falls between designated levels of performance set forth in the above table, the percentage by which the Participant’s Target Number of RSUs is multiplied will be calculated by linear interpolation.

Relative Total Shareholder Return shall mean the percentile ranking of the Company’s Total Shareholder Return (as defined below) measured relative to each company in the Comparator Group’s Comparator Total Shareholder Return (as defined below) during the Performance Period.  The Comparator Group shall consist of the companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 29, 2017 and which continue to be actively traded under the same ticker symbol on an established securities market through the end of the Performance Period.  A component company of the Comparator Group that is acquired at any time during the Performance Period will be eliminated from the Comparator Group for the entire Performance Period.  A component company of the Comparator Group filing for bankruptcy protection (and thus

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no longer publicly traded) at any time during the Performance Period will be deemed to remain in the Comparator Group (at an assumed TSR of negative 100%).

Except as noted in this Schedule A, no adjustments for Extraordinary Items shall be made when calculating Relative Total Shareholder Return.

Total Shareholder Return for the Company and for each company in the Comparator Group shall be determined by comparing the annual rate of growth between the average stock price for the Company and each company in the Comparator Group for the 45 trading days prior to the beginning of the Performance Period, to the average stock price (for the Company and each company in the Comparator Group) for the final 45 trading days of the Performance Period with dividends reinvested at the closing stock price of the applicable stock on the date declared.  The Total Shareholder Return calculation shall be adjusted in an equitable manner for any stock splits, reverse stock splits, or other similar transactions.

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